UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2006

FIRST SOUTH BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS EmployerIdentification No.)

1311 Carolina Avenue, Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

(252) 946-4178
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Rule or Standard; Transfer of Listing

(b) By letter dated August 8, 2006, First South Bancorp, Inc. (the “Company”) notified the Nasdaq Stock Market Listing Qualifications Department that Frederick N. Holscher, one of four members of the Company’s Audit Committee, no longer met the independence requirements of SEC Rule 10A-3(b)(1) because he is a partner in a law firm that receives compensatory fees for providing legal services to First South Bank, a wholly-owned subsidiary of First South Bancorp, Inc. Accordingly, the Company was not in compliance with Nasdaq’s Audit Committee composition requirements set forth in Marketplace Rule 4350(d)(2). The Company’s letter also informed Nasdaq that Mr. Holscher resigned from the Audit Committee effective as of July 31, 2006. The Company’s Audit Committee is now comprised of three independent directors.

(c) On August 21, 2006, the Company received a Staff Deficiency Letter from the Nasdaq Stock Market Listing Qualifications Department indicating that the Company failed to comply with Marketplace Rule 4350(d) as the result of the payment of legal fees to Mr. Holscher’s law firm. The letter from Nasdaq also indicated that Nasdaq staff has determined that following the resignation of Mr. Holscher from the Audit Committee the Company has regained compliance with Marketplace Rule 4350(d)(2), and, subject to the public disclosure requirements of Marketplace Rule 4803(a), this matter is now closed.

A copy of the Company’s press release dated August 22, 2006 is attached to this Report as an exhibit (Exhibit 99.1) and is filed herewith.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	The following exhibit is filed herewith:

Exhibit 99.1 - Press Release dated August 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

First South Bancorp, Inc.
(Registrant)

Date: August 22, 2006	By:	/s/ William L. Wall
William L. Wall
Executive Vice President Chief Financial Officer and Secretary